Quantum Enters into a Letter of Intent with Fisker Automotive for the Exclusive Supply of Q-DriveTM Plug-In Hybrid Components and Control Systems for the Fisker Karma Program

IRVINE, Calif., Jan. 20 /PRNewswire-FirstCall/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) announced today that it has entered into a letter of intent with Fisker Automotive that outlines the terms of a production and licensing agreement for the Fisker Karma Program. Under the supply arrangement, Quantum will be the exclusive supplier of the Q-DriveTM hybrid control systems including the hybrid controller and Quantum's proprietary hybrid control software, the inverters and Quantum's proprietary motor control software, on-board charger and control systems, the DC-DC converter and the solar roof module, subject to Quantum meeting the required price, performance, quality and delivery specifications. Quantum would also receive a royalty payment on each Karma sold that incorporates Quantum's Q-Drive. The definitive supply agreement, once finalized, is subject to approval by the Department of Energy.

The supply agreement will also provide Quantum with the opportunity to supply components and systems for future Fisker Automotive vehicle programs, upon Quantum meeting the automaker's performance, cost and delivery requirements.

The Q-Drive control and software system has evolved over five years of innovation and development at Quantum. Quantum's Q-Drive system takes full advantage of the performance potential of electric drive systems while achieving high fuel mileage and low emissions through its integrated plug-in hybrid electric design. Benefits of Quantum's drive system include optimized fuel efficiency and superior performance, unchanged gas station infrastructure, and convenient battery recharging with any 110-volt outlet, 220/240-volt fast-charging, or using Quantum's solar energy powered re-charging station.

Quantum is continuing its integration of Quantum's Q-Drive system, under a funded development program with Fisker Automotive, into a unique chassis that will enable optimizing the performance and vehicle dynamics for the Fisker Karma. Additional efforts are anticipated for Quantum to complete the development, testing, and validation of the integrated Q-Drive system to meet all automotive industry, safety, and emissions standards to be able to put the Fisker high-performance luxury sedan into the hands of consumers.

"We are gearing up for the Karma production phase and are excited about bringing our innovative Q-Drive PHEV control systems to market. Fisker has announced that production will begin as early as the 3rd calendar quarter of this year," said Alan P. Niedzwiecki, the President and CEO of Quantum.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems and alternative fuel vehicle technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum's products and services at http://www.qtww.com/.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report and the documents that we incorporate by reference, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements, such as whether Quantum and Fisker Automotive are able to agree on the terms of a definitive supply agreement, whether the Department of Energy approves the supply agreement, and whether Quantum is able to meet Fisker Automotive's price, performance, quality and delivery requirements for the Fisker Karma platform or any other vehicle platforms, and whether Quantum is chosen as the supplier of components for any future Fisker Automotive vehicle platforms. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

For more information regarding Quantum, please contact:

Dale Rasmussen
Investor Relations
Email: Â DRasmussen@qtww.com
+1-206-315-8242

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